Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES DRILLING ACTIVITIES

Recent Drilling Yields Continued Success in Oklahoma, Texas and Kansas

DENVER, COLORADO, November 15, 2007 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated its results of fiscal 2007 drilling activities.

James T. Huffman, President, stated, “Since our last report, we have drilled 10 wells, of which three are producing and six are awaiting completion for production. Drilling is underway on two additional wells, and 13 more wells are scheduled for drilling.

“Our core Anadarko Basin project continues to yield good results. In central Kansas, we have recently drilled several excellent oil wells, and we are rapidly building our acreage position in the play. In South Texas, we are positioned with a carried interest in several ‘deep Wilcox’ prospects which have the potential to materially increase our production and reserves.

“We are continuing to place emphasis on drilling for oil reserves due to excellent product prices. Our Central Kansas project is 100% oil oriented, and our Buffalo Creek Prospect and Southeast Hewitt Waterflood continue to be very successful in developing oil reserves.”

Oklahoma and Texas Panhandle—CREDO’s core drilling program is on its 75,000 gross acre Northern Anadarko Basin inventory. Wells generally target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet. New wells are either producing or awaiting completion on the Buffalo Creek, Loosen, North Boxer and Okarche prospects. A well is currently drilling on the North Boxer Prospect and three additional wells are scheduled for drilling within 90 days.

The 640 gross acre Loosen Prospect in Canadian County, Oklahoma, continues to yield excellent results from the Redfork and Skinner formations. The 11,500-foot Chappell #1-14 well is the fourth well drilled on the prospect. It offsets the Hazel well, drilled in December 2006, which is still producing 2.0 MMcf (million cubic feet of gas) and about 20 barrels of oil per day. The Chappell well encountered pay zones in five separate formations. Electric logs indicate that the well contains 119 feet of productive interval, including the Redfork and Skinner sands and the Oswego limestone. The well commenced production from three zones in October and is currently producing 1.9 MMcf and 30 barrels of oil per day. The remaining zones will be opened for production at a later date. A north offset is planned for early 2008. CREDO owns a 16.5% working interest.

The 3,840 gross acre Buffalo Creek Prospect located in Harper County, Oklahoma continues to be a very active drilling area for the company based on last year’s 3-D seismic program. Nine wells have now been completed on the prospect with production from the Chester, Morrow and Oswego formations. Several new locations are currently planned for 2008. The most recent well encountered 14 feet of excellent Morrow sand porosity that electric logs indicate is productive. The well is currently awaiting completion. CREDO owns a 37% working interest.

Elsewhere on the Buffalo Creek Prospect, the 6,500-foot Owens A#3 well has been successfully completed in the Chester and Morrow formations producing at the rate of 370 Mcf (thousand cubic feet of gas) per day. About 1.5 miles to the west, the 6,900-foot Lauer #3-21 well encountered Chester limestone that electric logs indicate may be productive. The well is currently awaiting completion. CREDO owns a 31% interest in both wells but elected not to participate in completion of the Lauer well due to questionable porosity.

In Ellis County, Oklahoma, the first well has been drilled on the company’s 2,560 gross acre North Boxer Prospect. The 8,500-foot well is awaiting completion. A second wildcat well is currently being drilled about one mile to the south. The new well is currently classified as a “tight hole”, meaning information is not being released for proprietary business reasons. The company owns working interests in the prospect ranging from 30% to 40% and is the operator.

In Kingfisher County, Oklahoma, the first well has been drilled on the 1,280 gross acre Okarche Prospect to test the Hunton, Meramec, Chester and Redfork formations. The 10,600-foot Voss #1-24 well is currently awaiting completion. A second well will be drilled this year to test a different portion of the prospect. CREDO owns an 11% working interest.

In Hemphill County, Texas, reprocessing and interpretation of the 3-D seismic on the 3,780 gross acre Humphreys Prospect is complete. The prospect targets the Upper Morrow and Tonkawa sands at 11,200 feet. The first well was drilled in December 2006, encountered excellent quality Morrow sands, and tested at the rate of 3.0 MMcf per day. However, production declined rapidly and stabilized at 150 Mcf per day. Both the stabilized production rate and 3-D seismic suggest that the first well is indirectly connected to a larger Morrow reservoir. A second well is scheduled to spud within 30 days. CREDO owns a 25% working interest.

In Carter County, Oklahoma, the Southeast Hewitt Waterflood Unit has produced over 600,000 incremental barrels of oil, significantly outperforming initial expectations. As a result of development drilling, production from the unit has recently increased about 40% to 270 barrels of oil per day. Further development is under consideration. CREDO owns a 17% working interest.

South Texas—Four wells have now been drilled on the company’s South Texas prospects. Two of the wells have been completed for production and two are awaiting completion. Three “deep Wilcox” prospects located in Jim Hogg County are currently being sold, and the operator has indicated its intent to commence drilling in early 2008.

In Victoria County, the first well has been drilled on the 2,500 gross acre Briggs Ranch Prospect. The prospect is fault separated from the Heyser Field which has produced 738,000 barrels of oil and 17 Bcf (billion cubic feet of gas) from the Frio sands. The 8,600-foot Briggs Ranch #1 encountered 11 feet of Frio sands that electric logs indicate are productive. The well is currently awaiting completion. The company owns a 9% working interest.

In Jim Hogg County, the first wildcat well has been drilled on the company’s 1,160 gross acre West Mestena Prospect. The 8,300-foot Dana Hellen #1 encountered 25 feet of porous Queen City sands that electric logs indicate may be productive depending on water saturation. CREDO was carried to casing point for a 9.375% working interest in the well and elected not to participate in completion due to questionable water saturation. The results of the completion will be evaluated on a cost free basis and, if successful, there are up to eight additional drilling locations in which the company can participate for its 9.375% interest.

Also in Jim Hogg County, the company is completing the sale of three “deep Wilcox” prospects covering 3,600 gross acres and ranging in depth from 15,000 to 17,000 feet. Because these are very high cost and high risk prospects, the company will sell a portion of its interest for cash consideration and a “carried interest” on two initial wildcat wells. The company will preserve its option to participate in future wells with interests ranging from 18% before payout to 9% after payout. The operator has indicated the intent to commence drilling early in 2008.

“The ‘deep Wilcox’ prospects are located in an area where fields have made several hundred billion cubic feet of gas,” Huffman said. “Even a small interest in a good Wilcox discovery could have a major impact on our production and reserve growth.”

North-Central Kansas—CREDO has now assembled four separate drilling projects located along the Central Kansas Uplift which target oil reserves in the Lansing-Kansas City and Arbuckle formations. The projects encompass about 50,000 gross acres in which the company owns interests ranging from 12.5% to 75%. The acreage is located in prolific oil producing areas where 3-D seismic has proven effective in identifying satellite structures near mature producing fields.

“Our recent drilling results have improved dramatically as we continue to find the keys to successful seismic and geologic interpretation,” Huffman said. “Three of our last four wells have been completed as producers, and two of those appear to be outstanding wells. As we gain knowledge and experience, we are continuing to ramp-up this play.”

In Graham County, a wildcat well has been completed on the 3,280 gross acre White Anticline prospect. The well encountered excellent porosity in the Lansing-Kansas City limestone and is producing 100 barrels of oil per day. A second well is currently drilling. In the same area, drilling is expected to commence shortly on the 4,900 gross acre Mount Vernon prospect. CREDO owns a 12.5% working interest in both prospects.

In Sheridan County, a new wildcat well has been successfully completed on the company’s 20,000 gross acre Lucerne Prospect. The new well is located in the same general area as the previously reported Ficken #1-23 which has been an excellent well, having produced about 35,000 barrels of oil in 12 months. The new well encountered productive Lansing-Kansas City limestone and swabbed at the rate of seven barrels of oil per hour and is awaiting installation of production equipment. Also in Sheridan County, the Slipke #1-23 well has been completed for about 15 barrels of oil per day. The company owns a 30% working interest in both wells.

Current drilling plans in central Kansas include 10 wells:  six wells on the 20,000 gross acre Sheridan and Graham County prospects (CREDO 30%); two wells on the 6,000 gross acre Barton and Rice County prospects (CREDO 75%); and two wells on the 21,000 gross acre Graham County prospects (CREDO 12.5%). In addition, 3-D seismic is scheduled for prospects located in Rawlins and Rice Counties.

Management Comment—”Over the past two years we have rebuilt our drilling program in terms of diversifying our geographic, geologic and monetary risks and placing greater emphasis on drilling for oil,” Huffman said. “We expect our production and reserve growth to accelerate as our South Texas and Kansas projects continue to gain traction.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.